Exhibit 4 (o)

March 7, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Subject:   General Electric Capital Corporation Annual Report on Form 10-K for the fiscal year ended
December 31, 2002 - File No. 1-6461

Dear Sirs:

Neither General Electric Capital Corporation (the "Corporation") nor any of its subsidiaries has outstanding any instrument with respect to its long-term debt that is not registered or filed with the Commission and under which the total amount of securities authorized exceeds 10% of the total assets of the registrant and its subsidiaries on a consolidated basis. In accordance with paragraph (b) (4) (iii) of Item 601 of Regulation S-K (17 CFR §229.601), the Corporation hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of each instrument which defines the rights of holders of such long-term debt.

Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION

By:   /s/ J.A. Parke

        J.A. Parke,

        Vice Chairman and

        Chief Financial Officer